worldport


   FOR IMMEDIATE RELEASE

   Contacts:
   Peter Prodromou
   Weber Shandwick Worldwide
   617-520-7080


              WORLDPORT ANNOUNCES CHANGES IN ITS BUSINESS IN SWEDEN

CHICAGO, IL, DECEMBER 21, 2001 -- WORLDPORT COMMUNICATIONS, INC. (OTCBB: WRDP), announced today that it has made two significant decisions regarding its operations in Sweden.

Worldport has transferred its Managed Services business in Stockholm, to OM Technology AB in consideration for the assumption of related liabilities. OM will assume the ownership of Worldport's Stockholm Internet Data Centre and the operations at that center, and all customers' contracts.

Worldport has also transferred its Professional Services business in Stockholm to its employees in a management buy-out. The business unit, originally called Visable AB, was acquired in September 2000 and currently employs approximately 68 employees. This business designs and builds applications based around the Microsoft platform in the procurement and business process market and it provides low end hosting services for Swedish clients.

Commenting on both announcements, Kathleen Cote, CEO of Worldport, said:

"These are two important moves for our company today, which are in the best interests of the business, and will serve shareholders, customers and employees very well.

"Both of these actions allow us to continue to fundamentally change our business structure and align our expenses to address the greatest near term market opportunities within the UK market."

"Worldport has continued to put in place strategic partnerships throughout Europe to provide a full range of IT application design and development services to complement our Managed Hosting Services capability.

"This combination of internal and external capability gives us the greatest flexibility to serve our customers while allowing us to focus our resources and costs most effectively."


About Worldport:

Worldport Communications, Inc. is a provider of high-end Managed Service solutions. Worldport enables medium and large European corporate customers to

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accelerate the adoption of Intranets and the Internet to enhance, streamline and extend their business processes and implement their e-business strategies.

Worldport offers a portfolio of managed services designed to serve every level and complexity of a customer's requirements. For more information on Worldport, visit www.wrdp.com or www.worldport.com.

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Notes to Investors:

This press release may contain certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to Worldport's future business, operating results or other non-historical facts are forward-looking and reflect Worldport's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among other things, potential difficulties in the assimilation of operations, strategies, technologies, methodologies and products of the acquired company; the risk of loss of key personnel of the acquired company; diversion of management attention from other business concerns; and factors detailed in Worldport's Form 10-K Annual Report, as Amended, filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and Worldport undertakes no obligation to update these statements in light of future events or otherwise.

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